EXHIBIT 10.141
SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement must be executed and returned to Employer in care of Employer's counsel (David M. Wissert, Lowenstein Sandler, PC, 65 Livingston Avenue, Roseland, New Jersey  07068; fax 973.597.2561; e-mail: dwissert@lowenstein.com) on or before April 14, 2008, but not prior to the Separation Date.

This Separation and General Release Agreement (“Agreement”), dated March 21, 2008, is entered into by and between Timothy McIntyre (the “Employee”) and Vyteris Holdings (Nevada), Inc., a Nevada corporation (the “Employer”), and together with its parents, subsidiaries, affiliates and each of their respective officers, directors, employees, shareholders, investors, members, managers, partners, plans, plan administrators and fiduciaries, representatives, attorneys, advisors and agents (in both their individual and official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (collectively, the “Company”).

1.           Separation of Employment.  Employee acknowledges and understands that Employee’s last day of employment with Employer is March 24, 2008 (the “Separation Date”) and that Employee has received all compensation and benefits to which Employee is entitled as a result of Employee’s employment, except for the compensation provided for in this Agreement.  Employee understands that, except as otherwise provided in this Agreement, Employee is entitled to nothing further from Company, including reinstatement by Company or any future or deferred compensation.

2.           General Release.  In consideration of the payments and other benefits set forth in Section 4 below, Employee hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the fullest extent permitted by law, any and all Claims (as defined below) that Employee may have against Company, arising on or prior to the date of Employee’s execution and delivery of this Agreement to Employer.  “Claims” means any and all actions, charges, complaints, controversies, demands, causes of action, suits, rights, and/or claims whatsoever, relating to Employee's employment with the Company and his resignation and termination therefrom, for debts, sums of money, wages, salary, commissions, bonuses, stock options, severance pay, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the States of New York, New Jersey and Nevada or any other state and the United States, including, but not limited to, and to the extent applicable, federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Law, the New York City Human Rights Law, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, and the New Jersey Conscientious Employee Protection Act as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional.  This releases all Claims including those of which Employee is not aware and those not mentioned in this Agreement.  Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is releasing and waiving any and all Claims, including, without limitation, Claims that Employee may have arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Agreement to Employer.

The foregoing General Release does not include, and does not release, the Employee's right to seek to enforce the terms of this Agreement, including without limitation the right of Employee to obtain the compensation owed to Employee under Section 4 below.  The foregoing General Release does not prohibit or limit Employee's right to assert defenses or counterclaims against any person, group of persons and/or entity who or that is the beneficiary of the foregoing General Release and who or that asserts a claim or commences a suit or action against Employee, or to otherwise assert rights of contribution or indemnification against any person, group of persons and/or entity in connection with any such claim, suit or action.

The foregoing General Release does not include, and does not release or in any way diminish or reduce, any and all rights Employee may currently have or may have ever had under any of Employer’s insurance policies, including but not limited to D&O insurance policies.  Employee’s rights under said insurance policies shall survive the execution of this Agreement, subject to the terms of such policies, the Company's by-laws, and applicable law.  Furthermore, nothing in this General Release or anywhere else in this Agreement is intended to nor shall it limit in any way Employee’s right and ability to bring Claims solely against any insurance company for denial of coverage under any such policy that may provide such coverage to Employee.  To the extent Employee has a dispute with any insurance company concerning coverage under any of the Employer’s insurance policies, Employer shall provide Employee with all reasonable requested information relevant to the dispute (e.g., provide copies of applicable policies, answer reasonable questions concerning communications with the insurer), and shall not do anything to unnecessarily or unreasonably undercut Employee’s effort to obtain coverage.

3.           Representations; Covenant Not to Sue.  Employee hereby represents and warrants to Company that Employee has not: (A) filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against Company, nor has Employee agreed to do any of the foregoing; (B) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against Company that has been released in this Agreement; or (C) directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against Company.  In addition, Employee represents and warrants that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against Company, except as permitted under Section 2 of this Agreement.

4.           Payment and Release from Non-Compete.  As good consideration for Employee’s execution, delivery, and non-revocation of this Agreement, Employer shall:

(A)           Pay to Employee a lump sum cash amount equal to $152,000 less tax withholding and other deductions required by law.  Such payment shall be made within 5 days after the date that is six months following Employee's "separation from service" from the Company (within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended); and

(B)           Pay to Employee a lump sum cash amount equal to $98,000 less tax and withholding and other deductions required by law, in respect of his fiscal year 2007 annual bonus, which amount is earned and payable as of the date hereof.  Such payment shall be made within 10 days after the Effective Date; and

(C)           Employer shall not contest any application by Employee for unemployment compensation insurance coverage, but Employer shall advise the appropriate governmental authority that Employee is receiving the benefits under Sections 4(A) and 4(B).

Employee acknowledges that the amount set forth in Section 4(A) above is in excess of the amount Employee is entitled pursuant to any employment arrangement with Employer.  Employee acknowledges that nothing in this Agreement shall be deemed to be an admission of liability on the part of Company.  Employee agrees that Employee will not seek anything further from Company, except as provided for in this Agreement.

5.           Expenses and Unpaid Salary.  Employer shall reimburse Employee for all outstanding reasonable out-of-pocket expenses incurred by Employee but not yet paid by Employer in connection with the performance of Employee’s duties at Employer’s request through the Separation Date in accordance with Employer’s expense reimbursement policy.  In addition, Employer acknowledges that Employee shall be paid any and all accrued but unpaid base salary, through March 24, 2008, which shall be paid in accordance with the Company's regular payroll policies and systems.

6.           Who is Bound.  Employer and Employee are bound by this Agreement.  Anyone who succeeds to Employee’s rights and responsibilities such as Employee’s heirs and the executors and administrators of Employee’s estate is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its successors and assigns is also bound.

7.           Other Agreements and Acknowledgements.

(A)           Employee has previously been granted options to purchase common stock of Employer pursuant to the Employer's 2005 Stock Option Plan.  Each such option, to the extent not vested and exercisable as of date of this Agreement, shall immediately and automatically terminate and be cancelled for no consideration.  Each such option, to the extent already vested and exercisable as of the date of this Agreement (the "Vested Options"), shall remain vested and exercisable in accordance with its respective terms and conditions for the post-termination exercise period applicable to such option (including any provision in any option agreement and/or Section 4.2.1(c) of the Employment Agreement (as defined below) applicable to any Vested Option that provides for a 5 year period of exercise from and after termination of employment) and/or until expired in accordance with its terms.  No provision contained in this Agreement shall amend or alter the existing terms and conditions of any such option.  Attached to this Agreement as an Exhibit is a schedule of the Vested Options, demonstrating that 1.8 million options are Vested Options.

(B)           Employee agrees that the terms and conditions of this Agreement are confidential, including, but not limited to, the amounts paid to or benefits received by Employee under this Agreement.  Employee will not disclose the existence of this Agreement or any of its terms to any Person except (i) to Employee’s immediate family and legal and tax advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Agreement, (ii) in response to a subpoena or other legal process, after reasonable notice has been provided to Employer sufficient to enable Employer to seek an appropriate protective order or other appropriate remedy or (iii) to the extent necessary for Employee to enforce the terms of this Agreement.  Employer agrees that to the extent the Company publicly discloses any of the terms or conditions of this Agreement, Employee may disclose, on a going forward basis, the same information already disclosed by the Company.

(C)           Employee and Employer are party to that certain Employment Agreement, effective as of January 1, 2006 (the "Employment Agreement").  Employee and Employer hereby acknowledge and agree that the Employment Agreement is hereby terminated and of no further force or effect, and that Employee shall have no rights thereunder whatsoever; provided, however, that (i) Employee is, and shall remain, subject to certain restrictive covenants relating to Non-Solicitation and Noncompetition; Property Rights; and Confidentiality, pursuant to Sections 5, 6 and 7, respectively, of the Employment Agreement, and that such restrictive covenants shall remain in effect in accordance with, and for the periods of time set forth, in the Employment Agreement, (ii) this Agreement shall not amend, limit or restrict any rights of Employee to indemnification and/or advancement of legal fees from the Company, if any, pursuant to Employer's by-laws and subject to applicable law and (iii) Section 4.2.1(c) of the Employment Agreement as noted above in Section 7(C) shall remain in full force and effect.  In addition, any provisions under the Employment Agreement that provide the Company rights to enforce such restrictive covenants shall survive the termination of the Employment Agreement.

(D)           Employee hereby resigns, effective immediately, from each and every position he holds as an officer and director of Employer and each of its subsidiaries, affiliates, and other entities or organizations with respect to which he represents the Company.  Upon request from the Company, Employee shall promptly execute a resignation letter prepared by the Company that states that Employee has resigned from such positions.

(E)           The Company shall provide Employee with a reasonable opportunity to review and propose comments, before public disclosure, to any public communication, press release or filing (including any S.E.C. filing) that names, mentions, refers or relates to Employee.

(F)           Employee agrees not to make any defamatory or derogatory statements concerning the Company.  The Company agrees not to make any defamatory or derogatory statements concerning Employee; provided, however, that no statement or disclosure concerning Employee that is made or set forth in any S.E.C. filing of the Company shall be deemed to be defamatory or derogatory.  Provided that inquiries are directed to Employer’s Human Resources Department, Employer shall disclose to prospective employers information limited to Employee’s dates of employment and last position held by Employee.

8.           Surrender and Return of Company Property.  Employee represents and warrants that (i) all documents, records, directories, memoranda, notebooks, plans, models, components, devices or computer software or codes, including, without limitation, all copies or reproductions of such documents or materials, tapes, computer disks, backup copies, and other forms of electronic storage media), all property belonging to or purchased with the funds of Company and any equipment, employee or security identification or access cards, or any other material containing or relating to the Confidential Information (collectively, the “Proprietary Items”) have been returned to an authorized officer of Employer (ii) he has destroyed all notes, analyses, studies, forecasts, compilations, summaries, interpretations and other documents or reports prepared by him that contain, reflect or are based upon, in whole or in part, Confidential Information or any other Proprietary Item (including, without limitation, all copies or reproductions of such documents or materials, tapes, computer disks, backup copies, and other forms of electronic storage media) and (ii) all Confidential Information and any other Proprietary Items in electronic form have been deleted from his computer systems and from all back-up and archive tapes, if such exist, so that nothing remains in electronic form that constitutes or contains information based on Confidential Information or any other Proprietary Item.

9.           Severability.  If any term, provision, covenant or restriction contained in this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, country or local government or any other governmental regulatory or administrative agency or authority or arbitration panel to be invalid, void or unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions in this Agreement shall remain in full force and effect.

10.           Governing Law; Venue.

This Agreement shall be governed by and enforced in accordance with the laws of the State of New Jersey without regard to its conflicts of law principles. The parties hereto (i) agree that any lawsuit, proceeding or action with respect to this Agreement may be brought in the courts of the State of New Jersey or of the United States District Court for the District of New Jersey, (ii) accept the jurisdiction of such courts, (iii) irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any lawsuit, proceeding or action in those jurisdictions, (iv) irrevocably consent to the service of process of any of the courts referred to above in any lawsuit, proceeding or action by the mailing of copies of the process, if to Employer to Vyteris Holdings, Inc., 13-01 Pollitt Drive, Fair Lawn, NJ 07419, Attn: Donald F. Farley, Chairman of the Board (with a copy to Lowenstein Sandler, P.C., Attn: David M. Wissert, at the address set forth in this Agreement), and if to Employee to his principal residence as last indicated in his personnel records of the Company or to any subsequent principal residence as to which Employee gives Employer notice in writing (with a copy to Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, Attn: David J. Apfel); and (v) agree that service effected as provided in the immediately preceding sub-clause (iv) shall become effective ten (10) calendar days after such mailing of the process.

11.           Headings.  The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

12.           Counterparts.  This Agreement may be executed and delivered with facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.           No Other Assurances; Entire Agreement; Modification.  Employee acknowledges that in deciding to sign this Agreement he has not relied on any promises or commitments, whether spoken or in writing, made to Employee by any Person, except for what is expressly stated in this Agreement.  This Agreement constitutes the entire understanding and agreement between Employee and the Company, and replaces and cancels all previous agreements and commitments, whether spoken or written, in connection with the matters described herein, except as otherwise provided in this Agreement.  This Agreement may be changed only by a written instrument signed by Employee and an authorized officer of Employer.

14.           Acknowledgments.  Employer and Employee acknowledge and agree that:

(A) By entering in this Agreement, Employee does not waive any rights or Claims that may arise after the time and date that Employee executes and deliver this Agreement to Employer;

(B)  This Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the ADEA and other laws, and further acknowledge and agree that this Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC.  Accordingly, nothing in this Agreement shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the Equal Employment Opportunity Commission, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C)  Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Agreement; and

(D)  Nothing in this Agreement shall preclude Employee from exercising Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, or (ii) Employer’s 401(k) plan or other plan of Employer that is qualified under Section 401(a) of the Code.

15.           Opportunity For Review.

(A)  Employee represents and warrants that Employee (i) has had sufficient opportunity to consider this Agreement, (ii) has read this Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (v) has entered into this Agreement of Employee’s own free will and volition, (vi) has duly executed and delivered this Agreement, (vii) understands that Employee is responsible for Employee’s own attorneys’ fees and costs, (viii) has had the opportunity to review this Agreement with counsel of his choice or has chosen voluntarily not to do so, (ix) understands that Employee has been given twenty-one (21) days to review this Agreement before signing this Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Agreement, (x) understands that if Employee does not sign and return this Agreement to Employer’s counsel (Attn.: David M. Wissert, Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068) on or before April 14, 2008 (but not prior to the Separation Date), Employer shall have no obligation to enter into this Agreement, Employee shall not be entitled to receive the payments provided for under Section 4 of this Agreement, and the Separation Date shall be unaltered; and (xi) understands that this Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.

(B)  This Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer’s counsel by Employee (the "Effective Date").  The parties hereto understand and agree that Employee may revoke this Agreement after having executed and delivered it to Employer’s counsel, in writing, provided such writing is received by Employer’s counsel (Attn.: David M. Wissert, Lowenstein Sandler, PC, 65 Livingston Avenue, Roseland, New Jersey 07068; fax 973.597.2561; e-mail dwissert@lowenstein.com) no later than 11:59 p.m. on the seventh (7th) day after Employee’s execution and delivery of this Agreement to Employer’s counsel.  If Employee revokes this Agreement, it shall not be effective or enforceable and Employee shall not be entitled to receive the payments provided for under Section 4 of this Agreement, and the Separation Date shall be unaltered.

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Agreed to and accepted by, on this 21st day of March, 2008

Witness	EMPLOYEE:

/s/ Timothy McIntyre
Timothy McIntyre

Agreed to and accepted by, on this 21st day of March, 2008

EMPLOYER:

By:
Name:
Title: